EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ENTERS INTO EXCLUSIVE MULTI-YEAR LICENSING AGREEMENT

WITH BASF FOR POST EMERGENCE CORN HERBICIDE TOPRAMEZONE

North American Registration Approvals Expected in 2005

Newport Beach, CA – March 22, 2005 – American Vanguard Corporation (AMEX: AVD), today announced that its subsidiary, AMVAC Chemical Corporation, entered into an exclusive multi-year agreement with BASF Aktiengesellschaft (NYSE: BF) to develop, register and commercialize Topramezone, a new herbicide for post-emergent use in corn in North America.

BASF submitted the registration data package for the product to the US and Canadian registration authorities in 2003 and the approvals are expected in 2005, although there can be no assurances. Assuming the registrations are approved along that timeline AMVAC plans to enter the market in time for the Spring 2006 season. Under the terms of a licensing and supply agreement, BASF would supply the product to AMVAC.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are extremely pleased to be working with BASF on this product, which will represent our first launch of a new active ingredient. We have had great success selling the corn soil insecticides Aztec® 4.67G and Fortress® as well as Syngenta’s Force® 3G, licensed in early 2004. This agreement with BASF will enable us to offer another key tool to the corn farmer.”

Ted Bonertz, Global Herbicides Marketing Director for BASF Corporation, added, “We chose AMVAC as our partner in developing this new product in North America because of the company’s expertise in development and formulation, as well as its achievements with previously licensed products. We believe AMVAC will represent our innovative product well, and we look forward to a mutually beneficial relationship.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. During 2004, American Vanguard has been recognized as one of BusinessWeek’s Hot Growth Companies (#93), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26) and Forbes’ 200 Best Small Companies #34). American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

About BASF

With sales of €3,354 million in 2004, BASF’s Agricultural Products division is a leader in crop protection and a strong partner to the farming industry providing well-established and innovative fungicides, insecticides and herbicides. Farmers use these products and services to improve yields and quality of agricultural crops. Other uses include public health, structural/urban pest control, turf and ornamental plants. BASF aims to turn knowledge rapidly into market success. The vision of BASF’s Agricultural Products division is to be the world’s leading innovator, optimizing agricultural production, improving nutrition, and thus enhancing the quality of life for a growing world population. Further information can be found on the web at www.agriculturalproducts.basf.com.

BASF is the world’s leading chemical company: The Chemical Company. Its portfolio ranges from chemicals, plastics, performance products, agricultural products and fine chemicals to crude oil and natural gas. As a reliable partner to virtually all industries, BASF’s intelligent solutions and high-value products help its customers to be more successful. BASF develops new technologies and uses them to open up additional market opportunities. It combines economic success with environmental protection and social responsibility, thus contributing to a better future. In 2004, BASF had approximately 82,000 employees and posted sales of more than €37 billion. BASF shares are traded on the stock exchanges in Frankfurt (BAS), London (BFA), New York (BF), Paris (BA) and Zurich (AN). Further information on BASF is available on the Internet at www.basf.com.

American Vanguard, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by American Vanguard’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in American Vanguard’s SEC reports and filings. All forward-looking statements, if any, in this release represent American Vanguard’s judgment as of the date of this release.

CONTACT: American Vanguard Corporation Eric G. Wintemute, President & CEO James A. Barry, Senior Vice President & CFO (949) 260-1200	-OR-	AVD’S INVESTOR RELATIONS FIRM The Equity Group Inc. www.theequitygroup.com Lauren Barbera lbarbera@equityny.com (212) 836-9610 Loren G. Mortman (212) 836-9604

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